EXHIBIT 23.4

RP® FINANCIAL, LC.

Financial Services Industry Consultants

January 30, 2008

Board of Directors Malvern Federal Savings Bank 42 East Lancaster Avenue Paoli, Pennsylvania 19301 Members of the Board of Directors:

          We hereby consent to the use of our firm’s name in the Forms MHC-1 and MHC-2, and any amendments thereto, and in the Registration Statement on Form S-1, and any amendments thereto. We also hereby consent to the inclusion of, summary of and references to our Appraisal and our statement concerning subscription rights in such filings including the prospectus of Malvern Federal Bancorp, Inc.

Sincerely,
RP® FINANCIAL, LC.

Washington Headquarters
Rosslyn Center	Telephone:	(703) 528-1700
1700 North Moore Street, Suite 2210	Fax No.:	(703) 528-1788
Arlington, VA 22209	Toll-Free No.:	(866) 723-0594